Exhibit 99.1

Press Release	Source: Industrial Enterprises of America, Inc.

Industrial Enterprises of America Reports Fiscal First Quarter Financial Results
Monday December 5, 9:26 am ET

NEW YORK--(BUSINESS WIRE)--Dec. 5, 2005--Industrial Enterprises of America, Inc. (OTCBB: ILNP - News) today announced the Company's financial results for its fiscal first quarter 2005. Industrial Enterprises of America is pleased to report that the Company recorded net income of approximately 2 cents per share on a pro forma basis for the quarter ended September 30, 2005. ILNP will report net income of $265,000 which reflects certain nonrecurring expenses related to merger activity and recent financings that occurred during the first quarter.

The Company is in the process of restating past financial statements due to the accounting treatment of the asset purchase agreement with Power3 Medical Products, Inc. This restatement, based on legal research, will result in the removal of approximately $1,900,000 of disputed liabilities and has delayed the reporting of the final consolidated numbers until the end of the week. This change, when coupled with other activities in the quarter, has resulted in a $4.6 million improvement in stockholders' equity.

"We are quite pleased with the Company's first quarter results as they are in line with management's previous projections. Our packaging subsidiary, EMC Packaging, Inc., continues to demonstrate strong growth and profitability and Unifide Industries Limited Liability Company performed extremely well during what has historically been the slowest season in the automotive chemicals industry. The first quarter financials reflect an aggressive turnaround strategy successfully implemented by management and its commitment to increasing stockholder value," commented John Mazzuto, Chief Executive Officer of Industrial Enterprises of America. "Additionally, we are in the process of liquidating our Power3 holdings under the requirements and restrictions of Rule 144 of the Securities Act of 1933. At current prices, such sales are expected to generate approximately $2 million in proceeds for the Company which will flow directly to net income as these shares are listed at essentially zero value on our balance sheet."

Additionally, the following five members were elected to Industrial Enterprises of America's Board of Directors: Jerome Davis, Scott Margulis, Lou Frey, Robert Casper, and John Mazzuto. The election was a result of a stockholder vote on November 11, 2005 that occurred in lieu of an annual meeting.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, New York, is a holding Company with three operating subsidiaries, EMC Packaging, Unifide Industries and Todays Way Manufacturing, LLC. EMC Packaging is one of the largest worldwide providers of refrigerant gases, specializing in converting hydroflurocarbon gases into branded and private label refrigerant and propellant products as well as packaging of "gas dusters" used in a variety of industries. Unifide Industries markets and sells specialty automotive products under proprietary trade names and private labels, and Todays Way Manufacturing manufactures and packages the products sold by Unifide Industries.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects", "forecasts" or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of EMC Packaging's and Unifide Industries' products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iv) the ultimate consequences of Hurricane Katrina on the supply and/or distribution chain; (v) the consequent results of operations given the aforementioned factors; and (vi) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as an additional merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
For Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff, 212-505-5976
PressReleases@Za-Consulting.net
Source: Industrial Enterprises of America, Inc.